REPORT OF INSPECTOR OF ELECTION
               TEMPLETON INSTITUTIONAL FUNDS, INC. - GROWTH SERIES

I, the undersigned Inspector of Election at the Special Shareholders' Meeting of Templeton Institutional Funds, Inc. - Growth Series held on October 18, 1999, have duly canvassed the vote of the Shareholders for the Proposals set forth in the Notice of the Meeting and report thereon, as follows:

I hereby submit a list of Shareholders, together with proxies representing a total of 6,370,102 Shares or 76.99% of those eligible to vote on the record date, August 23, 1999, representing a quorum.

Of the above, the following is noted:


1. To approve an Agreement and Plan of Reorganization between Templeton Institutional Funds, Inc., on behalf of Growth Series (the "Fund"), and Templeton Growth Fund, Inc. ("Growth Fund"), that provides for the acquisition of substantially all of the assets of the Fund in exchange for Advisor Class shares of Growth Fund, the distribution of such shares to the shareholders of the Fund, and the dissolution of the Fund:


                            No. of Shares        % of Outstanding Shares      % of Shares Voted
  For                          6,370,102                 76.99%                   100.00%
  Against                              -                  0.00%                     0.00%
  Abstain                              -                  0.00%                     0.00%
  Broker Non-Votes                     -                     -                         -
                               ----------              ---------                -----------
  TOTAL                         6,370,102                 76.99%                  100.00%

2. To grant the proxyholders the authority to vote upon any other business that may legally come before the Special Meeting or any adjournment thereof.


                           No. of Shares          % of Outstanding Shares      % of Shares Voted

For                          6,370,102                     76.99%                   100.00%
Against                              -                      0.00%                     0.00%
Abstain                              -                      0.00%                     0.00%
Broker Non-Votes                     -                         -                         -
                           ----------------             ---------                ----------
TOTAL                        6,370,102                     76.99%                   100.00%